Exhibit 10.26

FIRST AMENDMENT TO THE CHANGE IN CONTROL

EMPLOYMENT AGREEMENT

This Amendment to the Change in Control Employment Agreement (the "Amendment") is made and entered into this 17th day of December, 2008 by and between Waddell & Reed Financial, Inc., a Delaware corporation (the "Company"), and Henry J. Herrmann (the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive are parties to a certain Change in Control Employment Agreement dated as of December 14, 2001, (the "Agreement"); and

WHEREAS, the Company and the Executive have agreed to make certain modifications to the Agreement to comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, to avoid adverse tax consequences under section 409A of the Code and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.               Section 6(f) of the Agreement is hereby amended in its entirety to read as follows:

(f)            the Company shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion, provided that such outplacement services shall not be provided beyond the last day of the second year following the year that includes your Date of Termination.

2.               A new sentence is hereby added to the end of Section 13 to read as follows:

The terms "terminate," "termination," "termination of employment," and similar terms used herein are intended to mean a termination of employment that constitutes the Executive's "Separation from Service" as such term is defined in Treasury Regulation Section 1.409A-1(h).

3.               A new Section 17 is hereby added to the Agreement to read as follows:

17.  SECTION 409A.  The terms of this Agreement shall be construed in accordance with Section 409A of the Code.

(a)           If the Company is publicly traded on an established securities market or otherwise on the Executive's Date of Termination, any payments payable pursuant to Sections 6(b), (c), and (e) shall not be distributed prior to the day following the six month anniversary of the Executive's Date of Termination if Executive is deemed a "specified employee" as defined in Treasury Regulation Section 1.409A-1(i).  Any payments delayed pursuant to this provision will be paid in a lump sum on the day following the six month anniversary of the Executive's Date of Termination (or, if earlier, the date of death of the "specified employee").

(b)           Anything herein to the contrary notwithstanding, any payments, reimbursements or tax gross-up payments payable pursuant to this Agreement shall be paid in accordance with the requirements of Treasury Regulation Sections 1.409A-3(i)(1)(iv) and (v).

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

WADDELL & REED FINANCIAL, INC.

By:	/s/ Daniel P. Connealy
Daniel P. Connealy
Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Henry J. Herrmann
Henry J. Herrmann

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